SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 16, 2008

NEXTERA ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25995	95-4700410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14320 Arminta Street, Panorama City,
California 91402
(Address of Principal Executive Offices)

(818) 902-5537

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On April 16, 2008, Nextera Enterprises, Inc. (the “Company”) executed a non-binding Letter of Intent (“LOI”) to sell substantially all of the assets of its sole operating subsidiary, Woodridge Labs, Inc. (“Woodridge Labs”), to a company (the “Buyer”) owned by the secured lenders under Woodridge Labs’ senior secured credit agreement in satisfaction of the obligations of Woodridge Labs and the Company under the senior secured credit agreement.  NewStar Financial, Inc. (“NewStar”), the administrative agent under the senior secured credit agreement, and its affiliates would control the Buyer post-closing.  All proceeds from the proposed sale of these assets will be applied at closing towards repayment of Woodridge Labs’ bridge loans, term loan and revolving credit facility under its senior secured credit agreement.  NewStar is currently owed $13.25 million under all facilities of the agreement. Mounte LLC (“Mounte”) and Jocott Enterprises, Inc. (“Jocott”) are bridge lenders under the agreement, with $1.0 million and $0.4 million currently outstanding, respectively.  Mounte and Jocott are both shareholders of the Company, and Joe Millin, the President of the Company, is the President and Chief Executive Officer of Jocott.

The proposed transaction is subject to various conditions, including the signing of mutually satisfactory definitive agreements, the approval of the Company’s Board of Directors, including a recommendation by the independent members of the Board, and the approval of the Company’s shareholders.  There can be no assurance that the transactions contemplated by the LOI will be consummated as described herein or at all.  Should the sale be consummated, the Company would be left with no operating assets to generate cash-flows.

On April 18, 2008, the Company issued a press release announcing the execution of the LOI, a copy of which is attached to this report as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS

99.1	Press Release dated April 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTERA ENTERPRISES, INC.

Date: April 18, 2008	By:	/s/ Antonio Rodriquez
Antonio Rodriquez
Chief Financial Officer